UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                                FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                   Commission File Number    0-21688


                           FFBS Bancorp, Inc.
         (Exact name of registrant as specified in its charter)


     1121 Main Street, Columbus, Mississippi 39701; (601) 328-4631 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                common stock, $0.01 par value per share
        (Title of each class of securities covered by this Form)


                             Not applicable
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                                 X                              X
           Rule 12g-4(a)(1)(i)  ___      Rule 12h-3(b)(1)(i)   ___

           Rule 12g-4(a)(1)(ii) ___      Rule 12h-3(b)(1)(ii)  ___

           Rule 12g-4(a)(2)(i)  ___      Rule 12h-3(b)(2)(i)   ___

           Rule 12g-4(a)(2)(ii) ___      Rule 12h-3(b)(2)(ii)  ___

                                         Rule 15d-6            ___

     Approximate number of holders of record as of the certification or
notice date:        1
                   ___

     Pursuant to the requirements of the Securities Exchange Act of 1934 FFBS Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 1, 1999          By:  /s/ SHERRY L. BOYD
                                      ________________________________
                                      Sherry L. Boyd,
                                      Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.